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                                                                    Exhibit 99.1

                            [Standard & Poor's logo]


Horace Mann Educators Corp. Ratings Lowered, Removed
From Watch; Outlook Negative

Analyst:

        Jose Siberon, CFA, FSA, New York (1) 212-438-7239; Siddhartha Ghosh, New York (1) 212 438 1466

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          NEW YORK (Standard & Poor's) Dec. 17, 2003--Standard & Poor's Ratings
          Services said today that it lowered its counterparty credit rating on Horace Mann Educators Corp. (NYSE:HMN) to `BBB' from `BBB+'.

               At the same time, Standard & Poor's lowered its counterparty credit and financial strength ratings on Horace Mann Property and Casualty Insurance Co., Horace Mann Insurance Co., Teachers Insurance Co., and Horace Mann Life Insurance Co. to `A' from `A+' and subsequently removed all the ratings from CreditWatch.

               The outlook is negative.

               In addition, Standard & Poor's assigned its `BBB' preliminary senior debt rating, `BBB-' preliminary subordinated debt rating, and `BB+' preliminary preferred stock rating to HMN's $300 million mixed-use shelf registration, which was filed on Dec. 16, 2003.

               The ratings were placed on CreditWatch with negative implications on Oct. 28, 2003, following HMN's announcement of lower than expected earnings in 2003 due to adverse prior years' reserve development primarily related to its voluntary auto liability claims from accident years 2001 and 2002.

               "The ratings actions are based on weak earnings and low interest coverage ratios, which incorporates an announced pretax net reserve charge of $44.3 million for the first nine months of 2003 and spread compression at the life company," explained Standard & Poor's credit analyst Jose Siberon. "The current year reserve charge is in addition to a pretax net reserve charge of $24 million in 2002." In addition, the business position and competitive advantage of the Horace Mann property/casualty (P/C) group has weakened modestly as a result of stronger competition and low market share in the personal lines industry, and an expected 2003 calendar-year combined ratio, which is well above the industry

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          average (more than 100%). These negative factors are offset by a strengthened agency force, improved agent productivity, strong franchise in the educators market for 403(b) fixed annuities, strong growth in annuity deposits, and very strong total group's capital (though weakened P/C capitalization), and adequate financial flexibility.

               The proceeds from any drawdowns under the shelf are expected to be used for debt repayment and general corporate purposes. Any draw down is not expected to increase financial leverage more than Standard & Poor's previous expectation of 30% and interest rate coverage between 4X-6X.

               Standard & Poor's views all of HMN's operating companies as CORE to each other and therefore they share the same ratings.

               The outlook is negative due to potential future uncertainties related to further adverse reserve developments, which might effectively dampen the company's operating earnings potential. In addition, the overall group's earnings are expected to be affected by further spread compression at the life company and potentially more reserves additions in the P/C group. The overall 2004 GAAP pretax operating earnings excluding realized gains and losses are expected to be more than $50 million and the holding company coverage ratios (using earnings before interest and taxes) are expected to be more than 5X. The P/C-group combined ratio is expected to be less than 101% for 2004 with growth in net premium expected to be 7%-8%. The annuity growth is expected to be 8%-10%. Standard & Poor's risk based capital ratio is expected to remain more than 165% for the group and more than the current level of 135% for the P/C group; however, the current ratings could be lowered by at least one notch if the magnitude of any future net reserve strengthening equals or exceeds 10% of its held reserve.

               The company was founded in Springfield, Ill. in 1945 to sell auto insurance to teachers in the state. The company has since expanded its product mix to include homeowners', group and individual life insurance, and tax qualified retirement annuities. The company's strategy is focused on adding value for its customers by providing a full range of financial products and outstanding service to the educator market on the premise that educators represent a stable, underserved clientele.

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               Complete ratings information is available to subscribers of
          RatingsDirect, Standard & Poor's Web-based credit analysis system, at www.ratingsdirect.com. All ratings affected by this rating action can be found on Standard & Poor's public Web site at www.standardandpoors.com; under Credit Ratings in the left navigation bar, select Credit Ratings Actions.

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